Consent of Independent Registered Public Accounting Firm

The Board of Directors
Paragon SemiTech USA, Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated October 1, 2007, relating to the balance sheet of Paragon SemiTech USA, Inc. as of June 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the fiscal years ended June 30, 2007 and 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC Certified Public Accountants

Skillman, New Jersey
November 1, 2007